VLOV, INC.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2008

(Amount in thousands)

	November 2008 VLOV	December 2008 PXPF	Pro-forma Adjustment	Unaudited Pro-forma Consolidated	Note

ASSETS
Current Assets:
Cash and cash equivalents	$-	$2,863		$2,863
Pledged bank deposits	-	88		88
Accounts receivable	-	7,843		7,843
Inventories	-	514		514
Total current assets	-	11,308		11,308
Property, plant and equipment, net	-	1,067		1,067
Land use rights	-	272		272.00
TOTAL ASSETS	$-	$12,647		$12,647

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$-	$2,040		$2,040
Accrued expenses and other payables	-	543		543
Amount due to a shareholder	26	-		26
Amount due to a director	-	2		2
Bills payable	-	293		293
Short-term bank loans	-	587		587
Taxes payable	-	1,613		1,613
Total current liabilities	26	5,078		5,104
Non-current Liabilities:
Other payable	-	-		-
Total liabilities	26	5,078		5,104

Commitments	-	-		-

Equity:
Common stock	-	1	-	1	2
Additional paid-in capital	117	1,237	(143)	1,211	3
Statutory reserve		913		913
Retained earnings	(143)	4,875	143	4,875	3
Accumulated other comprehensive income	-	543		543
Total equity	(26)	7,569		7,543
TOTAL LIABILITIES AND EQUITY	$-	$12,647		$12,647

See accompanying notes to unaudited pro forma consolidated financial statements.

VLOV, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(Amount in thousands)

	For the year ended
	November 2007 VLOV	December 31, 2007 PXPF	Pro-forma Adjustment	Unaudited Pro-forma Consolidated	Note

Net sales	$-	$39,727		$39,727
Cost of sales	-	24,939		24,939
Gross profit	-	14,788		14,788

Operating expenses:
Selling expenses	-	1,847		1,847
General and administrative expenses	65	1,380		1,445
Other operating expenses	1	3		4
	66	3,230		3,296

Income from operations	(66)	11,558		11,492

Other income (expenses):
Interest income	-	54		54
Interest expense	-	(46)		(46)
	-	8		8
Income before provision for income taxes	(66)	11,566		11,500
Provision for income taxes	-	3,817		3,817

Net income/ (loss)	$(66)	$7,749		$7,683

Weighted average number of shares outstanding - basic and diluted	125,921	100		16,000,000

Net (loss) income per common share - basic and diluted (amounts in dollars)	$(0.52)	$77,490.00		$0.48

See accompanying notes to unaudited pro forma consolidated financial statements.

VLOV, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(Amount in thousands)

	For the year ended
	November 2008 VLOV	December 31, 2008 PXPF	Pro-forma Adjustment	Unaudited Pro-forma Consolidated	Note

Net sales	$-	$51,867		$51,867
Cost of sales	-	33,316		33,316
Gross profit	-	18,551		18,551

Operating expenses:
Selling expenses	-	3,547		3,547
General and administrative expenses	66	2,702		2,768
Other operating expenses	-	1		1
	66	6,250		6,316

Income from operations	(66)	12,301		12,235

Other income (expenses):
Interest income	-	23		23
Interest expense	-	(67)		(67)
	-	(44)		(44.00)
Income before provision for income taxes	(66)	12,257		12,191
Provision for income taxes		3,065		3,065

Net income/ (loss)	$(66)	$9,192		$9,126

Weighted average number of shares outstanding - basic and diluted	125,921	166		16,000,000

Net (loss) income per common share - basic and diluted (amounts in dollars)	$(0.52)	$55,373.49		$0.57

See accompanying notes to unaudited pro forma consolidated financial statements.

VLOV, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation.

The unaudited pro forma consolidated financial statements of VLOV, Inc. (the “Company”, formerly known as Sino Charter, Inc.), in the opinion of management, include all material adjustments directly attributable to the Company’s acquisition of Peng Xiang Peng Fei Investments Limited (“PXPF”), pursuant to a share exchange agreement dated February 13, 2009 (the “Share Exchange Agreement”), by and among the Company, PXPF and all of the shareholders of PXPF (collectively the “PXPF Shareholders”). Pursuant to the Share Exchange Agreement, on February 13, 2009, the Company issued to the PXPF Shareholders 14,560,000 shares of common stock in the aggregate in exchange for all of the issued and outstanding common stock of PXPF (the “Share Exchange Transaction”), and PXPF became the wholly-owned subsidiary of the Company. Accordingly, the pro forma consolidated statements of operations include the accounts of the Company and PXPF.

The pro forma consolidated statements of operations were prepared as if the above-described acquisition of PXPF by the Company was consummated on January 1, 2007 and 2008, and the pro forma consolidated balance sheet was prepared as if the acquisition was consummated on December 31, 2008. These pro forma consolidated financial statements have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisition transaction occurred on the dates indicated and are not necessarily indicative of the results that may be expected in the future.

2.            As a result of the Share Exchange Transaction, the PXPF Shareholders have obtained majority voting rights and operating control of the combined entity, and PXPF's senior management has been appointed to all of the senior management positions of the combined entity. Accordingly, the Share Exchange Transactions is deemed to be a reverse acquisition. In accordance with the Accounting and Financial Reporting Interpretations and Guidance issued by the staff of the Securities and Exchange Commission, the Company (the legal acquirer) is considered the accounting acquiree and PXPF (the legal acquiree) is considered the accounting acquirer. The consolidated financial statements of the combined entity will in substance be those of PXPF, with the assets and liabilities, and revenues and expenses, of the Company being included effective from the closing date of the Share Exchange Transaction. PXPF will be the successor to the Company for accounting and reporting purposes. The outstanding common stock of the Company prior to the Share Exchange Transaction will be accounted for at net book value, and no goodwill will be recognized.

3.            A pro forma adjustment is necessary in order to reflect the Company’s issuance of 14,560,000 shares of common stocks to the PXPF Shareholders in connection with the Share Exchange Transaction. Immediately after the Share Exchange Transaction, the Company had 16,000,000 shares of common stock issued and outstanding.

4.            A pro forma adjustment is necessary in order to eliminate the Company’s pre-acquisition retained earnings under reverse acquisition.

5.            There were no inter-company transactions and balances between the Company and PXPF during the periods covered by the pro forma consolidated financial statements.